Exhibit 99.1

EVINE Live Reports Third Quarter Results

Third Quarter Sales Increased Three Percent

FY 2015 Third Quarter Highlights

•	Net sales were $162.3 million, a 3% increase year-over-year.
•	Online net sales as a percentage of total net sales increased 250 basis points to 46%.
•	Mobile remains the fastest-growing platform with net sales of $31.2 million, a 34% increase year-over-year.
•	Active customer count during the quarter increased 3% year-over-year, while reactivated customer count increased 4% year-over-year.
•	Average purchase frequency increased to 4.1 units per customer, a 4% increase.
•	Adjusted EBITDA was $0.2 million.

MINNEAPOLIS, MN – November 24, 2015 – EVINE Live Inc. (NASDAQ: EVLV) today announced results for the third quarter ended October 31, 2015.

“We are pleased with our third quarter results as the sales trends we experienced last quarter have continued,” said Mark Bozek, Chief Executive Officer of EVINE Live. “We enter the holiday season with optimism in our merchandise assortment and growth strategies.”

“Through a deliberate merchandising strategy launched just over a year ago, we’ve developed a more diversified product assortment of proprietary offerings with margins that are more in line with industry averages. We believe improvements in our customer counts and average purchase frequency are proof that our customers are responding positively to ‘more in our store’,” Bozek said. “In addition, we believe our efforts to increase brand awareness and broaden our distribution footprint are important to driving incremental business in the fourth quarter and beyond.”

“With the changes we initiated a year ago to position the Company for sustainable growth, we are seeing real continued momentum and, despite operating in a highly competitive retail environment, we remain confident that we’ve laid a solid foundation for top line growth and profitability in the fourth quarter.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points and EPS)

	Q3 2015 10/31/2015	Q3 2014 11/01/2014	Change	YTD 10/31/2015	YTD 11/01/2014	Change

Net Sales	$162.3	$157.1	3%	$481.8	$473.4	2%

Gross Margin %	34.5%	37.6%	(310bps )	35.7%	37.9%	(220bps )

Adjusted EBITDA	$0.2	$4.8	(96%)	$4.3	$15.8	(73%)

Net Loss	$(5.2)	$(0.8)	(540%)	$(13.0)	$(4.6)	(179%)

EPS	$(0.09)	$(0.01)	(800%)	$(0.23)	$(0.09)	(156%)

Homes (Average 000s)	88,248	87,466	1%	88,275	87,319	1%
Net Shipped Units (000s)	2,282	2,134	7%	6,946	6,157	13%
Average Selling Price (ASP)	$65	$67	(3%)	$63	$70	(10%)
Return Rate %	18.9%	21.2%	(230bps )	20.2%	22.1%	(190bps )
Online Net Sales %	46.0%	43.5%	250 bps	45.7%	43.9%	180 bps
Total Customers - 12 Month Rolling (000s)	1,446	1,444	0%	N/A	N/A	N/A

% of Net Sales by Category
Jewelry & Watches	36%	40%		41%	43%
Home & Consumer Electronics	33%	29%		27%	27%
Beauty	13%	13%		14%	13%
Fashion & Accessories	18%	18%		18%	17%
Total	100%	100%		100%	100%

Third Quarter 2015 Results

•	Home and Consumer Electronics was the fastest-growing product category at 18%, while all other categories with the exception of Jewelry delivered growth of 3 - 4%.
•	Return rate for the quarter was 18.9%, down 230 basis points year-over-year, a 5-year low.
•	Gross profit decreased 5.3% to $55.9 million. Gross profit as a percentage of sales decreased 310 basis points to 34.5%, primarily related to the following decreases:
o	180 basis points of gross margin percentage decrease was attributable to reduced margins in Jewelry & Watches and Home & Consumer Electronics (excluding textiles) as the company executes on its merchandising strategy.
o	90 basis points of gross margin percentage decrease was attributable to mixing out of Jewelry, on decreased airtime, and into the lower margin Consumer Electronics category.
o	30 basis points of gross margin percentage decrease was attributable to reduced shipping and handling margin.
•	Adjusted EBITDA decreased to $0.2 million primarily due to continued gross margin pressure from merchandising mix changes, promotional pressure, and increased variable costs from lower than optimal blended ASP. Operating loss was ($4.3 million) vs. ($0.2 million) in the third quarter of last year.
•	Third quarter incremental expense of $294,000 resulted from distribution facility consolidation and technology upgrade initiatives.

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•	EPS for the fiscal 2015 third quarter, which includes distribution center consolidation and technology upgrade costs, executive and management transition costs, and costs associated with the implementation of the Shareholder Rights Plan, decreased to ($0.09). EPS for the fiscal 2014 third quarter was ($0.01), which included executive and management transition costs.

Liquidity and Capital Resources

As of October 31, 2015, total cash was $12.6 million, including restricted cash, compared to $16.2 million at the end of the second quarter of fiscal 2015. The Company also had approximately $23.6 million of availability on its revolving credit facility with PNC Bank at the end of the third quarter.

Fourth Quarter 2015 Outlook

The Company expects fourth quarter year-over-year sales growth and net income profitability.

Conference Call

A conference call to discuss the Company’s third quarter earnings will be held at 8:30 a.m. Eastern Time on Tuesday, November 24, 2015.

Conference Call/Webcast Today, Tuesday, November 24, 2015 at 8:30 a.m. EST:

WEBCAST LINK:   http://edge.media-server.com/m/p/dehyedwf

TELEPHONE:   (866) 857-4886

PASSCODE:   70557209

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

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About EVINE Live Inc.

EVINE Live Inc. (NASDAQ: EVLV) is a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and on mobile. EVINE Live reaches approximately 88 million cable and satellite television homes 24 hours a day with entertaining content that engages its community of customers in a comprehensive digital shopping experience.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
EVINE Live Inc.
press@evine.com
(952) 943-6043

Investors:
Jason Iannazzo
EVINE Live Inc.
jiannazzo@evine.com
(952) 943-6126

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EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	October 31,	January 31,
	2015	2015
	(Unaudited)

ASSETS
Current assets:
Cash	$12,129	$19,828
Restricted cash and investments	450	2,100
Accounts receivable, net	96,251	112,275
Inventories	74,721	61,456
Prepaid expenses and other	6,843	5,284
Total current assets	190,394	200,943
Property and equipment, net	53,231	42,759
FCC broadcasting license	12,000	12,000
Other assets	2,050	1,989
	$257,675	$257,691

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$79,456	$81,457
Accrued liabilities	30,878	36,683
Current portion of long term credit facility	2,143	1,736
Deferred revenue	85	85
Total current liabilities	112,562	119,961

Capital lease liability	-	36
Deferred revenue	185	249
Deferred tax liability	2,537	1,946
Long term credit facility	66,173	50,971
Total liabilities	181,457	173,163

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized;
57,125,435 and 56,448,663 shares issued and outstanding	571	564

Additional paid-in capital	423,480	418,846

Accumulated deficit	(347,833)	(334,882)
Total shareholders' equity	76,218	84,528
	$257,675	$257,691

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 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended

	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014
Net sales	$162,258	$157,106	$481,770	$473,394
Cost of sales	106,348	98,040	309,699	293,887
Gross profit	55,910	59,066	172,071	179,507
Margin %	34.5%	37.6%	35.7%	37.9%
Operating expense:
Distribution and selling	51,038	49,457	153,194	149,296
General and administrative	5,975	5,357	18,078	18,045
Depreciation and amortization	2,131	2,034	6,369	6,465
Executive and management transition costs	754	2,415	3,549	5,035
Distribution facility consolidation and tech upgrade costs	294	-	1,266	-
Activist shareholder response costs	-	-	-	3,518
Total operating expense	60,192	59,263	182,456	182,359
Operating loss	(4,282)	(197)	(10,385)	(2,852)

Other expense:
Interest income	2	2	6	8
Interest expense	(690)	(406)	(1,957)	(1,184)
Total other expense	(688)	(404)	(1,951)	(1,176)

Loss before income taxes	(4,970)	(601)	(12,336)	(4,028)

Income tax provision	(205)	(207)	(615)	(609)

Net loss	$(5,175)	$(808)	$(12,951)	$(4,637)

Net loss per common share	$(0.09)	$(0.01)	$(0.23)	$(0.09)

Net loss per common share
---assuming dilution	$(0.09)	$(0.01)	$(0.23)	$(0.09)

Weighted average number of
common shares outstanding:
Basic	57,125,435	55,433,419	56,952,952	52,492,488
Diluted	57,125,435	55,433,419	56,952,952	52,492,488

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EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

(Unaudited)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended

	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014

Adjusted EBITDA (000's)	$169	$4,780	$4,279	$15,822
Less:
Activist shareholder response costs	-	-	-	(3,518)
Executive and management transition costs	(754)	(2,415)	(3,549)	(5,035)
Distribution facility consolidation and tech upgrade costs	(294)	-	(1,266)	-
Shareholder Rights Plan costs	(82)	-	(446)	-
Non-cash share-based compensation	(762)	(420)	(2,138)	(3,338)
EBITDA (as defined)	(1,723)	1,945	(3,120)	3,931

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined)	(1,723)	1,945	(3,120)	3,931
Adjustments:
Depreciation and amortization	(2,559)	(2,142)	(7,265)	(6,783)
Interest income	2	2	6	8
Interest expense	(690)	(406)	(1,957)	(1,184)
Income taxes	(205)	(207)	(615)	(609)
Net loss	$(5,175)	$(808)	$(12,951)	$(4,637)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); activist shareholder response costs; executive and management transition costs; distribution center consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits or television programming; and the risks identified under “Risk Factors” in our most recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter the Company’s forward-looking statements whether as a result of new information, future events or otherwise.

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